September 3, 1997




Board of Directors
Wright Medical Technology, Inc.
5677 Arline Road
Arlington, TN   38002

Ladies and Gentlemen:

     We are acting as special counsel to Wright Medical Technology, Inc., a Delaware corporation (the "Company"), in connection with its offer to exchange $1,000 principal amount of its 11 3/4% Series D Senior Secured Step-Up Notes due 2000 (the "Registered Notes") for each $1,000 principal amount of its outstanding 11 3/4% Series C Senior Secured Step-Up Notes due 2000 (the "Old Notes") (the "Exchange Offer") pursuant to a Registration Statement on Form S-4, as amended (the "Registration Statement").

     In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduced copies of such agreements, instruments, documents and records of the Company and its subsidiaries, such certificates of public officials and such other documents and
(iii) reviewed such information from officers and representatives of the Company and its subsidiaries and others as we have deemed necessary or appropriate for the purposes of this opinion. In particular, we examined certain certificates signed by officers of the Company, a copy of the Company's certificate of incorporation, as amended and restated and certified as a true copy by the Delaware Secretary of State, and the Company's bylaws. We also examined a long-form good-standing certificate issued by the Delaware Secretary of State as well as the form of Registered Notes, the Old Notes, the Registration Statement and certain agreements related to the Exchange Offer.

     In all such examinations, we have assumed the legal capacity of all natural persons executing documents (other than the capacity of officers of the Company executing documents in such capacity), the genuineness of all signatures on original or certified copies, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or other representatives of the Company,






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     and other  persons and assume  compliance on the part of all parties to the terms of the Exchange Offer, including covenants and agreements contained in the Registration Statement, the Registered Notes and the letter of transmittal by which the Exchange Offer will be effected and attached to the Registration Statement as Exhibit 99. We also expressly assume that on the date of the closing of the Exchange Offer, the Trustee and the other parties to the Registered Notes (i) will have the power and authority to enter into and perform the obligations under such agreement to which they are a party, (ii) that each agreement will have been duly authorized, executed and delivered by the relevant parties concerned, and (iii) that each agreement will constitute a valid and binding obligation upon the relevant parties concerned and will be enforceable against each.

     Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that: (i) the Registered Notes to be offered by the Company, when issued, delivered and paid for in accordance with the terms of the Registration Statement, will be legally issued and (ii) will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     The opinion set forth above is subject to:

     (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect affecting creditors' rights generally;

     (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness) whether such principles are considered in a proceeding in equity or at law; and

     (iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person.

     The opinions expressed herein are limited to the federal laws of the United States and the laws of the State of New York and, to the extent relevant hereto, the General Corporation Law of the State of Delaware. We assume no obligations to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

     The opinions expressed herein are solely for your benefit and may not be relied upon in any manner or for any purpose by any other person and may not be quoted in whole or in part without our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a






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     part of the  Registration  Statement.  In giving  this  consent,  we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                   Very Truly Yours,

                                   FRIED, FRANK, HARRIS, SHRIVER & JACOBSON



                                   By: /s/Stephen I. Glover
                                       Stephen I. Glover